MARKETING SERVICES AGREEMENT
ValueMaxx Program

This MARKETING SERVICES AGREEMENT (“Agreement”) is made an entered into as of July 15, 2008 (“Effective Date”) by and between Wall Street Reporter Inc. (“WSR”), a Delaware Corporation, with offices at 419 Lafayette Street, Suite 200, New York, NY 10003 and General Metals, Corporation a Nevada Corporation (“Client”), with offices at 615 Sierra Rose Dr Suite 1, Reno, NV 89511.

Under the terms and conditions of this Agreement, WSR will provide the Client with the following services during the term of this agreement, which will commence on the Effective date and continue for a period of three (6) months:

VALUE-MAXX SERVICES

1.

WSR Conferences. A representative of the Client’s senior management team will have the opportunity to present at up to (2) WSR conferences or events, which will take place during the term of this agreement in a financial center such as New York City, Los Angeles, London, Frankfurt, Zurich, or any other city deemed appropriate by and on dates to be determined by WSR.

	a.	VCALL Webcast. The Client’s presentation(s) will be audio taped and streamed live on the internet, as well as available “On Demand” for six months after the date of the presentation.

b.

Program. A full-page profile of the Client Company will be included in print materials distributed to attendees at the event. The profile will follow a format to be provided by WSR. In addition to the profile, the Program will include a bio of the presenter.

c.

Investor Introductions. At the Client’s request, WSR will use its best efforts to make personal introductions to institutional investors, fund managers and investment bankers at the events for the purpose of raising capital or building institutional shareholder base.

2.

WSR Interview. The Client will be interviewed by WSR at least two (2) times during the term of this agreement. In addition to providing a unique opportunity to present the value of an investment in the Client company directly to investors, the multiple interviews will allow them to update the investment community directly with recent news which could directly impact their value to potential investors. WSR will produce an audio of the interview, as well as a text transcript, that will be featured in the ValueMaxx Services.

3.

WSR Global News Syndication. WSR will feature the Client in six (6) “Multi-Ticker” press releases, which will be written by WSR editorial staff and submitted to the Client for approval. The press releases, which will be distributed on NASDAQ PrimeNewswire, will include highlights of Client or a fund manager interview, to be determined by WSR, along side news of up to three (3) leaders in the Client’s industry, the purpose of which is to generate extended press attention of the Client through search by journalists and editors of the other companies being referenced in the release.

4.

Video Interview Feature. WSR will produce one (1) video interview with the CEO, which will be recorded at the participating WSR Conference. The videos will be posted on wallstreetreporter.com on available on the Client’s Investor Hub page during the term of the agreement. WSR may also distribute the videos via Google Video, YouTube and other online video networks. Client will receive a 4:00 minute corporate video, based on the materials produced in the scope of this program, for their internal marketing and investor relations purposes.

5.

WSR Online. The Client’s interview will be featured in rotation on the front page of the WSR website, www. wallstreetreporter.com, as well as available for download during the term of this agreement. This will include a company logo and summary, and link to the Client’s Investor Hub page.

	a.	Investor Hub. WSR will create an “Investor Hub Page,” which will link to the Client’s interview and contain the following:
  Streaming audio of the current Client interview, as well as links for previous Client interviews conducted by WSR during the term of this agreement.
  Text transcript of the most recent Client interview.
  Company logo and picture of CEO, or other member of the senior management team to be determined by the Client.
  A profile description of the company, including a link to the Client’s website and Investor Relations contact information.
  Company news headlines from the past six (6) months, including links to the press releases.
  CEO Conference presentation link.
  Detailed company stock quotes and price chart.
  Links to Client’s SEC filings, providing easy access for further investor research.

  Lead Generation Features. Investor’s can sign-up for email news alerts or message board updates on the client company.
  Social Networking Tools. Visitors to the Client’s Investor Hub Page can rate the interviews, email the page to colleagues, bookmark in Google or various social networking sites such as Digg, post messages about the company.
  RSS Syndication. Contents of the Investor Hub page will be made available as an RSS feed, so site visitors, and investor blogs can subscribe to the page and read or post updated news or interviews.
  Podcast. Client’s CEO interview is distributed as a podcast and can be downloaded by subscribers on the WSR website or in Apple iTunes
b.	Client News Headlines. All Client’s latest news releases are guaranteed to be posted on the front page of the WSR website for 48 hours.

6.

Smart Money Alert. A summary of the Client’s interview will be featured in WSR’s “Smart Money Alerts” email newsletter, which is distributed to all Wall Street Reporter subscribers. FREQUENCY: Ten (10) insertions each month during the term of this agreement

7.	Research Analyst Coverage. Starwood Research Institute, an affiliate of WSR, will assign an analyst to provide ongoing research coverage on your stock, which includes:

a.

Analyst Notes: Starwood will produce a informational report which will synthesize and communicate the Client’s story in a context designed for investors. This report will be featured on wallstreetreporter.com, and StarwoodResearch.com websites. Report will also be distributed via email to all WSR and Starwood subscribers. Company will receive one Investment Research Report during the term of this agreement.

	b.	Updates: Starwood’s analysts will provide ongoing coverage, and visibility for your stock through regular “Analyst Notes” which provide investor updates based on your company’s news events.

c.

CEO Interviews: Starwood’s analysts will produce quarterly CEO Interviews, through which investors will be able to better understand your company’s upside potential, the stock’s value drivers, as well as risk factors.

	d.	News Syndication: Starwood will feature each of your company Reports in a press-release/ syndicated news features.

	e.	E-Mail: Your Starwood Report will be e-mailed to the StarwoodResearch and WallStreetReporter lists in four (4) e-mails during the term of this agreement.

TERMS AND CONDITIONS

1.

FEE AND PAYMENTS. In consideration of the foregoing services performed by WSR, Client agrees to pay WSR the following: $3,000 monthly, payable on the 1st of each month, with the first months payment due upon signing. In addition Company will issue, one time, 500,000 shares of restricted stock, and a 2 year warrant to purchase 500,000 shares of stock at $0.30. The shares underlying this warrant will have “piggyback registration rights”. The Warrant will expire 2 years from the date of signing of this agreement.

2.

Substitution. WSR reserves the right to substitute any one service or product in this contract if they have discontinued offering that service or product. In such event, WSR will make their best effort to provide a product or service of equal, or greater value.

3.

Event Cancellation Policies. WSR, at its discretion, shall reserve the right to cancel or reschedule any event and will not be held responsible for any costs or damages, other than providing a Substitution for such service, as provide for in Section 5 of this agreement.

	a.	Client Cancellation. If for any reason the Client is unable or chooses not to present at a previously scheduled WSR event or conference, they may reschedule at their own discretion, provided that:

		i.	the event or conference they chose to participate in is held during the term of this agreement; and

		ii.	they provide WSR with written notice at least three (3) weeks prior to the date of the event.

4.

Intellectual Property Ownership. All interviews content produced by Wall Street Reporter are copyright-protected intellectual property of Wall Street Reporter Magazine, Inc. Reproduction in whole or in part is strictly forbidden without written permission of the publisher. Client is granted the right to link to, and reproduce any interview, or feature story in which it appears, during the term of this agreement and for one year following the expiration of this agreement.

5.

Indemnification. Client unconditionally, absolutely and irrevocably agrees to and shall indemnify and hold harmless Wall Street Reporter, Inc. and its past, present and future directors, officers, affiliates, counsel, shareholders, employees, agents, representatives, contractors, successors and assigns (collectively referred to as the "INDEMNIFIED PERSONS") from and against any and all losses, claims, costs, expenses, liabilities and damages (or actions in respect thereof) arising out of or related to this Agreement, and any actions taken or omitted to be taken by an Indemnified Party in connection with this Agreement ("INDEMNIFIED CLAIM"). Without limiting the generality of the foregoing, such indemnification shall cover losses, claims, costs, expenses, liabilities and damages imposed on or incurred by the Indemnified Persons, directly or indirectly, relating to, or resulting from, or arising out of any misstatement of fact or omission of fact, or any inaccuracy in any information provided or approved by the Company in connection with the engagement, including information in any SEC filing, press release, website, marketing material or other document, whether or not the Indemnified Persons relied thereon or had knowledge thereof, claims of third parties providing marketing services to the Company. In addition, the Company agrees to reimburse the Indemnified Persons for legal or other expenses reasonably incurred by them in respect of each Indemnified Claim at the time such expenses are incurred. Notwithstanding the foregoing, the Company shall not be obligated under the foregoing for any loss, claim, liability or damage that is finally determined by a court with proper jurisdiction to have resulted primarily from the willful misconduct or bad faith of the Indemnified Person.

6.

Confidentiality. WSR agrees that all Confidential Information (defined below) shall remain the MATERIAL INFORMATION property of the Company and will be held and treated by WSR, its affiliates, directors, officers, employees, agents, attorneys, accountants and representatives (collectively, the “REPRESENTATIVES") in confidence and will not, except as provided in this Agreement, without the prior written consent of the Company, be disclosed by WSR or its Representatives, in any manner whatsoever, in whole or in part, and will not be used by WSR or its Representatives other than in connection with performing the duties and responsibilities of WSR under this Agreement.

a.

Confidential Information means all technical, commercial, financial or other information concerning the business, affairs and operations of the Company and its affiliates and which the Company or its agents or representatives have provided or will provide to WSR in connection with its services hereunder whether provided in writing, electronically or verbally. Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement; information which is available in the public domain or marketplace; information which after disclosure to WSR by the Company becomes part of the public domain by publication or otherwise, except by breach by WSR of the terms of this Agreement; information which was rightfully in the possession of WSR at the time of disclosure to WSR by the Company; and information which is rightfully received by WSR from a third party who is not prohibited from transmitting the information to WSR by a contractual, legal or fiduciary obligation to the Company.

b.

WSR agrees that within ten (10) business days of the Company's request, it shall either deliver to the Company (i) originals and any copies of any documentation, electronic or otherwise, which constitutes Confidential Information or (ii) a certificate signed by an officer of WSR certifying that all copies of any documentation, electronic or otherwise, which constitutes Confidential Information have been destroyed. Notwithstanding the foregoing, WSR shall be entitled to retain one (1) copy of all documentation related to the services that it performs pursuant to this Agreement.

c.

WSR acknowledges that it is aware of and will inform its Representatives of same, that the securities laws of the United States (as well as the regulations of the stock exchanges, NASDAQ and other quotation systems) prohibit any person who has material, non-public information concerning the Company from purchasing or selling the Company's securities when in possession of such information and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

7.

Corporate Obligations. The obligations of WSR under this Agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of WSR shall be subject to any personal liability whatsoever to any person, nor will any claim be asserted by or on behalf of the Company, with respect to breach of the terms of this Agreement. This provision does not limit or restrict in any way claims with respect to any matters other than breach of the terms of this Agreement. If WSR is called upon to render services directly or indirectly relating to the subject matter of this Agreement, beyond the services contemplated above (including, but not limited to, production of documents, answering interrogatories, giving depositions, giving expert or other testimony, whether by agreement, subpoena or otherwise), the Company shall pay to WSR a reasonable hourly rate for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related costs and expenses and the reasonable legal fees and expenses of WSR's counsel.

8.

Shares Issued. If shares are issued as part of compensation, the Company and Wall Street Reporter agree that all Shares shall be issued to Wall Street Reporter upon the execution and delivery hereof and that all Shares shall be deemed earned by Wall Street Reporter as of the execution and delivery hereof and are issued as an inducement for Wall Street Reporter to enter into the Agreement. The Shares, therefore, are not refundable or returnable to the Company, regardless of the term of the Agreement, absent Wall STreet Reporter’s material breach of the Agreement. Upon issuance, the

Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company and not subject to preemptive rights or other rights of third persons.

9.

Survival of Certain Provisions. The Sections entitled "Indemnification" (including "Exhibit A"), “Corporate Obligations," Confidentiality and Material Information" and "Additional Services" shall survive any termination of this Agreement and WSR's engagement pursuant to this Agreement. In addition, termination shall not affect any right of WSR's to compensation accrued through the date of termination and for reimbursement of expenses (including third-party marketing costs). Any termination of this Agreement by the Company prior to the end of the term other than in the event of a material breach of the Agreement by WSR which WSR has not cured or corrected within 15 days of written notice of the breach, or any termination by WSR as a result of non-payment or other material breach by the Company (including the failure to pay third-party marketing costs), shall not terminate WSR's right to the fees through the entire Term.

10.

Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys' fees to be fixed by the court.

11.

Governing Laws. The laws of the state of New York govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, without giving effect to its conflicts of law principles. Any party bringing a legal action or proceeding against any other party shall bring such legal action or proceeding in the state Superior Court of New York County, New York. The parties consent to the exclusive jurisdiction of such court and each party waives, to the fullest extent of the law, any objection that it may now or later have to the exclusive jurisdiction of such court.

12.

Entirety. This agreement represents the entire Agreement and understanding between the Parties and supercedes all other prior oral or written understandings, communications, Agreements or contracts between the parties. The language of this Agreement shall be construed as a whole according to its fair meaning, and not construed strictly for or against any party.

13.

Severability. If a court of competent jurisdiction finds a term, condition, or provision of this Agreement to be illegal or invalid, then the term, condition, or provision shall be deemed severed from this Contract.

Agreed to and Accepted by:

General Metals Corporation	Wall Street Reporter, Inc.

Daniel J. Forbush CPA	Jack Marks
Chief Financial Officer	Publisher & CEO
Date:	Date: